UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2009

Capella Education Company

(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers.

Effective February 25, 2009, Reed A. Watson, the Company’s Senior Vice President of Markets and Marketing, has taken on a new role as Vice President of Differentiation Strategy. Mr. Watson will report to Stephen Shank, the Company’s chairman. Based on Mr. Watson’s revised job responsibilities, Mr. Watson will no longer be a member of the Company’s executive leadership team. As part of this organizational realignment, the marketing operations team, headed by Vice President Brad Frank, will report directly to Kevin Gilligan when he joins our Company as CEO on March 2, 2009.

In connection with Mr. Watson’s transition to his new role, the Company has entered into a letter agreement with him, dated February 25, 2009 the (“Letter Agreement”), the terms of which were approved by the Company’s compensation committee. The Letter Agreement modifies certain terms of Mr. Watson’s current compensation arrangement, including base salary, bonus plan participation and potential severance benefits. The terms of the Letter Agreement are included as Exhibit 10.1 and incorporated by reference into this Item 5.02.

Item 8.01.	Other Events.

Effective February 24, 2009, Capella University, the Company’s wholly owned subsidiary, appointed Dr. Christopher Cassirer as President. Dr. Cassirer has also been appointed to serve as a Senior Vice President for the Company. Since May 13, 2008, Dr. Cassirer had been the Acting President of the University. The press release announcing Dr. Cassirer’s appointment is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

10.1	Letter Agreement between the Company and Reed Watson, dated February 25, 2009*

99.1	Press Release dated February 25, 2009

*	Compensatory plan or agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: February 26, 2009	By	/s/ Gregory W. Thom
Gregory W. Thom
Vice President, General Counsel and Secretary